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Exhibit 5.1

Northgate Innovations, Inc.
801 S. Sentous Street
City of Industry, California 91748

June 24, 2004

Northgate Innovations, Inc.
801 S. Sentous Street
City of Industry, California 91748

Re:	Northgate Innovations, Inc.—Registration Statement on Form S-1 (Registration No. 333-114282)

Ladies and Gentlemen:

        I am counsel to Northgate Innovations, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to (a) 11,600,000 shares (the "Selling Stockholder Shares") of the Company's common stock, par value $0.03 per share ("Common Stock"), (b) 2,500,000 shares of Common Stock issuable upon the exercise of warrants (the "Selling Stockholder Warrant Shares"), and (c) 1,856,865 shares of Common Stock purchasable upon the foreclosure of up to 2,765,700 shares of Common Stock that result from the conversion of 884,000 shares of the Company's Class A preferred stock, $.01 par value per share (the "Preferred Stock") held by the Lan Plus Employee Stock Ownership Plan (the "Selling Stockholder Converted Shares").

        I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that (a) the Selling Stockholder Shares are duly authorized and validly issued, fully paid and non-assessable, (b) the Selling Stockholder Warrant Shares, when issued in accordance with the terms of the warrants and the Company's Certificate of Incorporation, will be duly authorized and validly issued, fully paid and non-assessable, and (c) the Selling Stockholder Converted Shares, when the 884,000 shares of Preferred Stock are converted to Common Stock in accordance with the terms of the Company's Certificate of Designation of Preferences of Preferred Stock, will be duly authorized and validly issued, fully paid and non-assessable.

        I am admitted to practice only in the State of Texas. The opinions set forth herein are limited to matters of the General Corporation Law of Delaware and the federal securities laws of the United States of America to the extent specifically referred to herein. The reference and limitation to the General Corporation Law of Delaware herein includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ J. WILLIAM WILSON
J. William Wilson Vice President, General Counsel and Secretary

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Northgate Innovations, Inc. 801 S. Sentous Street City of Industry, California 91748